Exhibit 99

March 5, 2009

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Sylvan J. Dlesk, President & CEO or Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer
(304) 242-3770

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES YEAR END AND FOURTH QUARTER 2008 EARNINGS

Wheeling, WV, March 5, 2009–First West Virginia Bancorp, Inc. (NYSE Alternext US: FWV) President and Chief Executive Officer, Sylvan J. Dlesk, today announced year end earnings along with fourth quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N. A., Wheeling, West Virginia.

Net income for the year ended December 31, 2008, was $2,205,511 or $1.39 per share as compared to $2,035,962 or $1.28 per share for the year ended December 31, 2007. Mr. Dlesk reported that the increase in earnings during 2008 over 2007 was primarily attributed to the increase in noninterest income combined with the decrease in noninterest expenses, offset in part by the decrease in net interest income and the decrease in the negative provision for loan losses. Noninterest income increased $77,430 or 5.5% in 2008 as compared to 2007 and primarily resulted from an increase in the gains on sales of investment securities combined with the increase in other operating income, offset in part by a decrease in service charges and other fee income. Noninterest expenses decreased $263,474 or 3.6% in 2008 over 2007 primarily due to decreases in salary and employee benefits expenses and other operating expenses, offset in part by an increase in net occupancy expenses of bank premises. Salary and employee benefits decreased $164,783 or 4.3% in 2008 over 2007 and was primarily due to the reduction in personnel expenses due to the decline in the number of full-time equivalent employees in 2008 combined with the decrease in payroll taxes and employee benefit costs, partially offset by normal annual merit adjustments. Net interest income decreased $38,131 or .5% in 2008 as compared to 2007 and was primarily due to a decline in the interest earned on loans combined with the increase in the interest paid on other borrowings, offset in part by an increase in the interest earned on investment securities and the decrease in interest paid on deposits and repurchase agreements. A negative provision for loan losses in the amount of $100,000 was recorded during 2007 to reduce the allowance for loan losses based upon the decline in specific reserves required on nonperforming assets and the overall improvement in the performance of the loan portfolio. There was no provision made to the allowance for loan losses during 2008.

The Company ended the year 2008 with total assets of $258,163,637, an increase of 2.0% as compared to the prior year. Total loans increased $2,895,592 or 2.4% from $121,739,193 at December 31, 2007 to $124,634,785 at December 31, 2008. Total deposits were $206,385,267 at December 31, 2008 as compared to $203,126,831 at December 31, 2007, an increase of 1.6%. Stockholders’ equity increased 3.8% in 2008 entirely from current earnings after quarterly dividends and increased 1.8% from the effect of the change in the net unrealized gains (losses) on securities available for sale.

Net income for the fourth quarter of 2008 was reported at $536,048 or $.34 per share, up .2% compared to $534,931 or $.34 per share reported for the same period a year earlier. The increase in earnings during the fourth quarter of 2008 compared to 2007 was primarily attributed to the decrease in noninterest expenses, offset in part by decreases in net interest income and noninterest income. Noninterest expenses decreased $44,509 or 2.4% during the fourth quarter of 2008 as compared to 2007. Net interest income decreased $53,270 or 2.5% over the same period in 2007. Noninterest income decreased $56,546 or 13.9% over the same period in 2007.

Financial Highlights for the year-end and fourth quarter of 2008 for the Company are presented below.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	December 31, 2008	December 31, 2007
AT YEAR END
Total Assets	$258,164	$253,187
Total Deposits	206,385	203,127
Total Loans net of unearned income	124,635	121,739
Total Investment Securities	112,366	106,647
Shareholders’ Equity	28,737	27,215
Shareholders’ Equity Per Share of Common Stock	18.08	17.12

FOR THE TWELVE MONTHS ENDED
Net income	2,206	2,036
Provision for Loan Losses	—	(100)
Earnings Per Share of Common Stock	1.39	1.28
Dividends Per Share of Common Stock	.74	.73
Return on Average Assets	.85%	.80%
Return on Average Equity	8.08%	7.76%

FOR THE THREE MONTHS ENDED
Net income	536	535
Provision for Loan Losses	—	—
Earnings Per Share of Common Stock	.34	.34
Dividends Per Share of Common Stock	.19	.18
Return on Average Assets	.82%	.83%
Return on Average Equity	7.73%	7.98%

Average shares outstanding at December 31,	1,589,411	1,589,411

First West Virginia Bancorp, Inc. stock is traded on the NYSE Alternext US under the symbol “FWV.”